UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 27, 2016

NorthStar Real Estate Income II, Inc.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	000-55189 (Commission File Number)	90-0916682 (I.R.S. Employer Identification No.)

399 Park Avenue, 18th Floor, New York, NY	10022
(Address of principal executive offices)	(Zip Code)

(212) 547-2600
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On May 27, 2016, NorthStar Real Estate Income II, Inc. (“NorthStar Income II”), through a subsidiary of its operating partnership, originated a $21.6 million ($185 per square foot) senior mortgage loan (the “Senior Loan”) secured by a 116,998 square foot retail property located in Colton, California (the “Property”). NorthStar Income II funded the purchase price of the Senior Loan with proceeds from its ongoing initial public offering.

The Property is located in the densely populated Inland Empire metropolitan area and within the retail corridor of Colton, in close proximity to primary interstate highways, and is also occupied by a diverse array of national and local retailers. The borrower is an affiliate of a Los Angeles-based real estate investor (the “Borrower”), and plans to invest an additional $1.96 million ($16.75 per square foot) over the term of the Senior Loan in capital expenditures, tenant improvements and leasing commissions, subject to the satisfaction of certain requirements by the Borrower.

The Senior Loan bears interest at a floating rate of 5.85% over the one-month London Interbank Offered Rate. The Senior Loan was originated at a 1.0% discount and NorthStar Income II will earn an exit fee equal to 1.0% of the outstanding principal balance of the Senior Loan at the time of repayment. The Senior Loan is currently unlevered and NorthStar Income II intends to finance the Senior Loan with one of its credit facilities in the future.

The initial term of the Senior Loan is 24 months, with one 12-month extension option available to the Borrower, subject to the satisfaction of certain performance tests and the payment of extension fees. The Senior Loan is pre-payable in whole or in part, provided; however, if a prepayment is made on or prior to December 9, 2017, the Borrower must pay an amount equal to the greater of 1.0% of the amount prepaid and the present value of the remaining payments due on the amount prepaid through December 9, 2017. The underlying loan agreement requires the borrower to comply with various financial and other covenants. In addition, the loan agreement contains customary events of default (subject to certain materiality thresholds and grace and cure periods). The events of default are standard for agreements of this type and include, for example, payment and covenant breaches, insolvency of the borrower, the occurrence of an event of default relating to the collateral or a change in control of the borrower.

The loan-to-value ratio (“LTV Ratio”) of the Senior Loan is approximately 70.1%. The LTV Ratio is the amount loaned to the borrower net of certain reserves funded and controlled by NorthStar Income II and its affiliates, if any, over the appraised value of the Property at the time of origination.

Safe Harbor Statement

This Current Report on Form 8-K contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “will,” “may,” “plans,” “intends” or other similar words or expressions. These statements are based on NorthStar Income II’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward looking statements; NorthStar Income II can give no assurance that its expectations will be attained. Forward-looking statements are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying any forward-looking statements will not materialize or will vary significantly from actual results. Variations of assumptions and results may be material. Factors that could cause actual results to differ materially from NorthStar Income II’s expectations include, but are not limited to, the ability of the Borrower or its affiliates to effectively manage the Property; the ability of the Borrower to comply with the terms, including financial and other covenants, of the loan agreement; the occupancy of the Property; property level cash flow; whether the Borrower determines to extend the Senior Loan; NorthStar Income II’s ability to finance the Senior Loan on a credit facility in the future; changes in market demand and rental rates for retail properties located in Colton, California; the Borrower’s ability to complete planned property improvements to the Property; future property values; the impact of any losses from NorthStar Income II’s investments on cash flow and returns; changes in economic conditions generally and the real estate and debt markets specifically; availability of capital; the ability to achieve targeted returns; changes to generally accepted accounting principles; policies and rules applicable to REITs and the factors specified in in Part I, Item 1A of NorthStar Income II’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as well as in NorthStar Income II’s other filings with the Securities and Exchange Commission. The foregoing list of factors is not exhaustive. All forward-looking statements included in this Current Report on Form 8-K are based upon information available to NorthStar Income II on the date of this report and NorthStar Income II is under no duty to update any of the forward-looking statements after the date of this report to conform these statements to actual results.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NorthStar Real Estate Income II, Inc.

Date: June 3, 2016	By:	/s/ Jenny B. Neslin
Jenny B. Neslin
General Counsel and Secretary

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